SECOND AMENDMENT TO CREDIT AGREEMENT                     EXHIBIT 10.17a

THIS SECOND AMENDMENT TO CREDIT AGREEMENT (this "Amendment") is entered into as of April 14, 1995, by and between TCI INTERNATIONAL, INC., a Delaware corporation ("TCI"), TECHNOLOGY FOR COMMUNICATIONS INTERNATIONAL, a California Corporation ("TCI International"), BR COMMUNICATIONS, a California corporation ("BRC"), ("Borrower"), and WELLS FARGO BANK, NATIONAL ASSOCIATION ("Bank").

RECITALS

WHEREAS, Borrower is currently indebted to Bank pursuant to the terms and conditions of that certain Credit Agreement between Borrower and Bank dated as of May 17, 1994, as amended from time to time ("Credit Agreement").

WHEREAS, Bank and Borrower have agreed to certain changes in the terms and conditions set forth in the Credit Agreement and have agreed to amend the Credit Agreement to reflect said changes.

NOW, THEREFORE, the Credit Agreement is hereby amended as follows:

1. Section 1.1.(a) shall be deleted in its entirety, and the following substituted therefore:

(a) Letter of Credit Line. Subject to the terms and conditions of this Agreement, Bank hereby agrees to issue standby letters of credit for the account of BRC or TC International in support of bid bonds, performance bonds and warranty bonds and to secure advance payments to any Borrower for contract work undertaken in the normal course of such Borrower's business (each, a "Letter of Credit" and collectively, "Letters of Credit") from time to time up to and including March 31, 1997; provided however, that the form and substance of each Letter of Credit shall be subject to approval by Bank, in its sole discretion; and provided further, that the aggregate of all undrawn amounts, and all amounts drawn and reimbursed, under any Letters of Credit issued under the Letter of Credit Line (the "Line") shall not at any time exceed the principal amount of SEVEN MILLION AND NO/100 DOLLARS ($7,000,000.00) up to and including May 31, 1996 and on April 1, 1996 the aggregate of all undrawn amounts, and all amounts drawn and unreimbursed, under any Letters of Credit issued under the Line shall be reduced to an amount not at any time to exceed the principal amount of THREE MILLION AND
NO/100 DOLLARS ($3,000,000.00) up to and including March 31, 1997. Each Letter of Credit shall be issued for a term not to exceed three (3) years, as designated by Borrowers; provided however, that no Letter of Credit shall have an expiration date subsequent to March 31, 1997, except for the Standby
Letter of Credit issued by Bank for the account of Borrower and in favor of Post & Telecommunications Corporation in the principal amount of $489,764.30 which shall have an expiration date of October 3, 1997, nor shall any Letter of Credit with an expiration date subsequent to March 31, 1996 exceed the amount of $3,000,000.00 without prior written Bank consent. Each Letter of Credit shall be subject to the additional terms of the Letter of Credit Agreement and related documents, if any, required by Bank in connection with the issuance thereof (each, a "Letter of Credit Agreement" and collectively, "Letter of Credit Agreements").

2. Except as specifically provided herein, all terms and conditions of the Credit Agreement remain in full force and effect, without waiver or modification. All terms defined in the Credit Agreement shall have the same meaning when used in this Amendment. This Amendment and the Credit Agreement shall be read together, as one document.

3. Borrower hereby remakes all representations and warranties contained in the Credit Agreement and reaffirms all covenants set forth therein. Borrower further certifies that as of the date of this Amendment there exists no Event of Default as defined in the Credit Agreement, nor any condition, act or event which with the giving of notice or the passage of time or both would constitute any such Event of Default.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the day and year first written above.

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:  /s/ Sherrill Swan, Vice President


TCI INTERNATIONAL, INC.

By:  /s/ John W. Ballard, III, Vice President


TECHNOLOGY FOR COMMUNICATIONS INTERNATIONAL

By:  /s/ John W. Ballard, III, Vice President and General Manager


BR COMMUNICATIONS

By:  /s/ John W. Ballard, III, President